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                                                                       EXHIBIT 3

                              LETTER OF ACCEPTANCE

Midwest Medical Insurance Holding Company
7650 Edinborough Way, Suite 400
Minneapolis, MN 55435

     RE: Exchange Offer

     I, the undersigned holder of Class A shares of Midwest Medical Insurance Holding Company, do hereby accept Midwest Holding's offer to acquire all of the Class A shares registered in my name on the books of the corporation in exchange for:

     (1) One share of Class C Common Stock of Midwest Holding, and

     (2) $66.00 per Class A share registered in my name on the books of the corporation on June 30, 2000.

     I understand that Midwest Holding's offer to acquire my Class A shares, and my acceptance of that offer, is subject to the terms and conditions contained in the Offering Circular dated May 8, 2000, receipt of which I acknowledge.

     Please sign exactly as name appears below. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:
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Signature

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Name (Please print)

     The payment for the Class A shares, and the Notice of Issuance of the Class C share, will be sent to the last known address of the shareholder. If you would like this payment and notice sent to another address, please include it below:

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